Exhibit 10.2

Amendment #1 to the Employment Agreement
Between Christopher Walther and Activision Blizzard, Inc.

This Amendment #1 to the Employment Agreement (“Amendment #1”) is entered into and is effective as of July 15, 2013, by and between Christopher Walther (“Employee”) and Activision Blizzard, Inc. (“Employer” or “Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Activision Publishing, Inc. (a subsidiary of Activision Blizzard) entered into an Employment Agreement dated as of August 31, 2009, which was assigned to Activision Blizzard effective January 1, 2012 (collectively, the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement.  Except as specifically set forth in this Amendment #1, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms of this Amendment #1 shall in all events control.  The amended terms are as follows:

1.                                             Term of Employment:  In the first sentence of Paragraph 1(a), the Expiration Date is changed to March 31, 2016.  The remainder of the Paragraph is deleted and replaced with the following:  “The Employer shall have the option to extend the Term by up to one year by notifying you in writing of its intent to do so by no later than July 1, 2015, subject to the conditions outlined in subsections (i)-(ii) below (“Extension Option”).  In addition, the Extension Option may only become effective if the following condition precedent is met (unless provided for otherwise in subsections (i)-(ii) below): the gross cumulative equity value of the 2013 Equity Awards (provided for in Paragraph 2(f) below) exceeds $4.2 million (as determined by the realized value plus any unrealized value using the 30-day average ATVI stock prices as of March 31, 2016) (the “Extension Condition”).  In the event that the Employee’s employment continues pursuant to the exercise of the Extension Option or pursuant to other contractual arrangements, the final date of any such extended Term shall thereafter be referred to as the “Expiration Date” for purposes of this Agreement and the Term shall end on such date (or such earlier date on which your employment is terminated).  Except as set forth in Section 11(s), upon the Expiration Date (or such earlier date on which your employment is terminated) all obligations and rights under this Agreement shall immediately lapse.

(i)             By July 2, 2015, Employee will notify Employer as to whether or not he will agree to the exercise of the Extension Option even if the Extension Condition is not met (the “Contract Extension”).  In the event that Employee is willing to accept the Contract Extension, then both parties agree that the exercise of the

Extension Option will be effective and will no longer be subject to the Extension Condition.  Both parties acknowledge and agree that Paragraph 8(c) remains effective in this event.

(ii)          In the event that Employee is not willing to accept the Contract Extension, then the parties may enter into negotiations for a new employment agreement and such negotiations must be concluded by September 30, 2015.  During the contract negotiations, both parties acknowledge and agree that Paragraph 8(c) remains effective in this event, subject to the subsections below.

i.                  If the parties agree to a new employment agreement prior to September 30, 2015, and the Extension Condition is satisfied, then the new employment agreement will not go into effect and instead the exercise of the Extension Option will become effective.  Both parties agree that beginning six (6) months prior to the Expiration Date (as established via the exercise of the Extension Option), the Employee may negotiate for employment with any entity or person outside of the Activision Blizzard Group, pursuant to Paragraph 8(c) in this event.

ii.               If the parties agree to a new employment agreement prior to September 30, 2015 and the Extension Condition is not satisfied, then the new employment agreement will go into effect.  Both parties agree that beginning six (6) months prior to the Expiration Date (as established via the new employment agreement) the Employee may negotiate for employment with any entity or person outside of the Activision Blizzard Group, pursuant to Paragraph 8(c) in this event.

iii.            If the parties do not agree to a new employment agreement prior to the September 30, 2015, beginning October 1, 2015, the Employee may negotiate for employment with any entity or person outside of the Activision Blizzard Group, pursuant to Paragraph 8(c) in this event.  Moreover, if the Extension Condition is satisfied, then the parties agree that the exercise of the Extension Option will only become effective at Employer’s discretion.  Employer will notify Employee of such decision in writing on March 31, 2016, once it is determined whether the Extension Condition is satisfied.

1.              Should Employer opt to enforce the exercise of the Extension Option, then the parties agree that it will take effect immediately.

2.              Should Employer opt not to enforce the exercise of the Extension Option, then the Employment Agreement will expire on the Expiration Date and Employee’s employment will become at-will, unless the parties agree otherwise in writing.

iv.           If the parties do not agree to a new employment agreement prior to the September 30, 2015, and the Extension Condition is not satisfied, then the Employment Agreement will expire on the Expiration Date and Employee’s employment will become at-will, unless the parties agree otherwise in writing.  In addition, both parties agree that, effective October 1, 2015, the Employee may negotiate for employment with any entity or person outside of the Activision Blizzard Group, pursuant to Paragraph 8(c) in this event.

(iii)       For clarity, the parties acknowledge and agree that in the event that Employer does not exercise the Extension Option by July 1, 2015, then Employer must either:

i.                  Notify Employee by September 30, 2015, that Employer intends to terminate Employee’s employment as of the Expiration Date.  In addition, both parties recognize that beginning October 1, 2015, the Employee may negotiate for employment with any entity or person outside of the Activision Blizzard Group, pursuant to Paragraph 8(c) in this event; or;

ii.               Notify Employee by September 30, 2015, that (x) Employer does not intend to terminate his employment as of the Expiration Date and (y) Employer may enter into negotiations for a new employment agreement with Employee thereafter.  In addition, both parties recognize that beginning October 1, 2015, the Employee may negotiate for employment with any entity or person outside of the Activision Blizzard Group, pursuant to Paragraph 8(c) in this event.  Should contract negotiations fail to produce a new employment agreement prior to the Expiration Date, nothing in this provision precludes the Employer and Employee from continuing the employment relationship thereafter at will.

(iv)      Notwithstanding the above, and for clarity, the parties agree that at any point in time the parties may enter into negotiations for a new employment agreement with each other at any time.

2.                                      Term of Employment:  In Paragraph 1(b), the paragraph shall now read as follows:  “You and the Employer each agree to provide the other with at least six (6) months’ notice of any intent not to continue your employment following the Expiration Date, except as otherwise provided for in Paragraph 1(a).  If your employment continues beyond the Expiration Date, you shall be an at-will employee whose employment may be terminated by either party to this Agreement at any time for any reason.”

3.                                      Compensation:  In Paragraph 2(b), the first sentence shall now read:  “You shall receive an annual base salary (“Base Salary”) of $630,000, which shall be paid in accordance with the Employer’s payroll policies and which shall be made retroactively effective to June 1, 2013.”

4.                                      Compensation.  Paragraph 2(f) is hereby added to the Employment Agreement and shall read as follows:

“(f)                             Subject to the approval of the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), Activision Blizzard will grant to you 80,000 restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “2013 RSUs,”) and 120,000 performance-vesting restricted share units which represent the right to receive shares of Activision Blizzard’s common stock (the “2013 Performance Share Units”, and collectively with the 2013 RSUs, the “2013 Equity Awards”).

(i)                                     One-half of the 2013 RSUs will vest each of December 31, 2014 and December 31, 2015, subject to your remaining employed by the Activision Blizzard Group through such vesting date.

(ii)                                  One-half of the 2013 Performance Share Units will vest, as determined by the Compensation Committee, each of March 30, 2015 and March 30, 2016, subject to the following conditions and your remaining employed by the Activision Blizzard Group through each vesting date: (1) one-half of the 2013 Performance Share Units will vest if, and only if, the Compensation Committee determines that non-GAAP operating income (“OI”) for Activision Blizzard is greater than or equal to the annual operating plan OI objective established by the Board of Directors (“AOP OI Objective”) for Activision Blizzard (the “Performance Objective”) for fiscal year 2014; and (2) one-half of the 2013 Performance Share Units will vest if, and only if, the Compensation Committee determines that the Performance Objective is met for fiscal year 2015. If, prior to the vesting of any portion of the 2013 Performance Share Units, as provided for in this provision, your job responsibilities are changed to include a different or additional business unit, then the Employer, in its sole discretion, acting through the Compensation Committee or management of the Employer, as applicable, may adjust the Performance Objective for the relevant fiscal year(s) by substituting the OI and AOP OI Objective of your new or additional business unit for that of your original business unit or by prorating or otherwise combining the OI and AOP OI Objective of the applicable business units, in each case for purposes of determining whether or not the conditions of the unvested 2013 Performance Share Units have been satisfied.

You acknowledge that the grant of 2013 Equity Awards pursuant to this Section 2(f) is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The 2013 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”), the Employer’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein) which are attached as Exhibit D, and Activision

Blizzard’s standard forms of award agreement.  In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.  These 2013 Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.”

5.                                      Termination of Obligations and Severance Payments.  In Section 10, all references to “Equity Awards” shall change to “Equity Awards and 2013 Equity Awards”.  Similarly, all references to “RSUs” shall change to “RSUs, 2013 RSUs, and 2013 Performance Share Units”.

AGREED AND ACCEPTED:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:	/s/ Humam Sakhnini		/s/ Christopher B. Walther
	Humam Sakhnini	Christopher B. Walther
Chief Strategy and Talent Officer

Date:	7/15/2013	Date:	7/15/2013